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                                                                    Exhibit 3.17

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          GOODRICH HOLDING CORPORATION
                            (a Delaware corporation)

         Goodrich Holding Corporation (the "CORPORATION"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is Goodrich Holding Corporation. The Corporation was originally incorporated under the name Goodrich Holding Corporation and the original Certificate of Incorporation was filed with the Secretary of State on November 19, 1987.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance therewith, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

         3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                  FIRST: The name of the Corporation is:

                           Noveon Holding Corporation.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock and the par value of each of such share is One Dollar ($1.00).

                  FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

                  SIXTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

                  SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be
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liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.
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                  IN WITNESS WHEREOF, said Goodrich Holding Corporation has
caused this Amended and Restated Certificate of Incorporation to be executed in its corporate name by the undersigned, its authorized officers, this 23rd day of May, 2001.

                                    GOODRICH HOLDING CORPORATION


                                    By: /s/ CHRISTOPHER R. CLEGG
                                        --------------------------------------
                                        Name:  Christopher R. Clegg
                                        Title: Secretary


Attest:


/s/ MICHAEL D. FRIDAY
--------------------------------------------
Name:  Michael D. Friday
Title: President and Treasurer